As filed with the Securities and Exchange Commission on September 28, 2020

Registration No. 333-218055

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNX Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	47-1054194
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317-6506

(724) 485-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald W. Rush

Chief Financial Officer

CNX Midstream GP LLC

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317-6506

(724) 485-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nick S. Dhesi

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-218055 on Form S-3, initially filed by CNX Midstream Partners LP, a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission on May 17, 2017, as amended from time to time (as amended, the “Registration Statement”), pertaining to the registration of 43,384,396 common units representing limited partner interests in the Partnership on behalf of certain selling unitholders.

On September 25, 2020, the limited partners of the Partnership approved that certain Agreement and Plan of Merger, dated as of July 26, 2020 (the “Merger Agreement”), by and among CNX Resources Corporation, a Delaware corporation (“CNX”), CNX Resources Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of CNX (“Merger Sub”), the Partnership and CNX Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership continuing and surviving as a wholly owned subsidiary of CNX following the Merger.

The Merger became effective on September 28, 2020, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. In connection with the completion of the Merger, the Partnership terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, Commonwealth of Pennsylvania, on September 28, 2020.

CNX MIDSTREAM PARTNERS LP

By:	CNX MIDSTREAM GP LLC, its general partner

By:	/s/ Donald W. Rush
Name: Donald W. Rush
Title: Chief Financial Officer and Director

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.